Exhibit 10.1

B&G Foods, Inc. Four Gatehall Drive Parsippany, NJ 07054 Tel: (973) 401-6500 Fax: (973) 630-6550

Confidential

June 16, 2022

Mr. Erich A. Fritz

Re:	Retirement Agreement and General Release

Dear Erich:

Consistent with our discussions concerning the terms of your retirement, this letter constitutes an agreement between you and B&G Foods, Inc. (“B&G Foods”), on behalf of itself and its subsidiaries (collectively with B&G Foods, the “Company”), setting forth all terms of your retirement from the Company. You are encouraged to read this letter agreement carefully and make certain that you understand and agree with it before you sign it. You may consider for twenty-one (21) days whether you wish to sign this letter agreement. You are encouraged to review this letter agreement with your attorney.

By signing this letter agreement, and not revoking it, you agree as follows:

1.	Retirement Date. It is understood that your last day of employment with the Company shall be October 1, 2022 (the “Retirement Date”) and, effective on the Retirement Date, you hereby resign from your position as Executive Vice President and Chief Supply Chain Officer, and from all positions you hold with B&G Foods’ subsidiaries. You agree that you will work in a cooperative, professional and diligent manner in accordance with the terms and conditions of the Employment Agreement by and between you and B&G Foods, dated as of February 26, 2019 (the “Employment Agreement”) until and including the Retirement Date and understand that you must do so as a condition for receipt of the severance and other benefits described below.

2.	Treatment Under Employment Agreement and Long-Term Incentive Agreements. Your retirement from the Company shall be treated as a termination without cause pursuant to Section 8(a) of your Employment Agreement, and your 2020 Restricted Stock Award Agreement, 2021 Restricted Stock Award Agreement, 2022 Restricted Stock Award Agreement, 2020 to 2022 Performance Share Award Agreement, 2021 to 2023 Performance Share Award Agreement and 2022 to 2024 Performance Share Award Agreement (collectively, the “Equity Award Agreements”), and for purposes of Section 8(a) of your Employment Agreement and such Equity Award Agreements shall be deemed effective on the Retirement Date.

3.	Severance and Other Benefits. In accordance with Section 8(a) of the Employment Agreement and in consideration of the general release and waiver of all claims against the Company and the other Releasees (as defined below) and your other promises made in this letter agreement, and conditioned on your not revoking this letter agreement as described in paragraph 26 below, the Company shall provide you with the following severance payments and other benefits:

A.	For the period commencing on October 2, 2022 through October 1, 2023 (the “Severance Period”), the Company shall pay you salary continuation payments equal in the aggregate to $701,203 (less any state, federal, FICA and other applicable taxes required to be withheld and, as set forth below in subparagraph B, less the amount of medical and dental insurance contributions), which reflects payment of 160% of your annual base salary for the Severance Period. Such payments shall be paid in substantially equal installments in the same manner and pursuant to the same payroll procedures that were in effect prior to the Retirement Date and shall commence no later than the Company’s next regular pay day after October 1, 2022 (the “Initial Severance Payment Date”).

Quality Foods Since 1889

Erich A. Fritz

June 16, 2022

B.	The Company shall continue your current medical and dental coverage for you and your eligible family members on the Company’s medical and dental benefit plans from the Retirement Date through the duration of the Severance Period subject to the terms and conditions of the plans and pursuant to, and subject to the eligibility requirements of, COBRA. Your contributions will be the same as those of a currently active participant and will automatically be withheld on a pre-tax basis from your salary continuation payments set forth in subparagraph A above. At the end of the Severance Period you will be eligible to continue your coverage pursuant to COBRA for the remainder, if any, of the COBRA eligibility period at your sole expense, subject to the terms and conditions of the Company’s medical and dental benefit plans and COBRA rules and provisions.

C.	The Company shall pay you on the Initial Severance Payment Date a lump sum payment of $10,000.00 (less any state, federal, FICA and other applicable taxes required to be withheld), which amount reflects the estimated market value of your life insurance and disability insurance benefits for the duration of the Severance Period that will not be available to you because of your status as a terminated employee.

D.	All payments to you hereunder shall be made via direct deposit to the account to which your last payroll payment was made unless you designate another account in writing. Contemporaneously with all payments made hereunder, the Company shall provide you, via either ADP Workforce Now or by email to your email address set forth in paragraph 24 below or any other email address you designate in writing, with an itemization of all tax withholdings and other deductions made with respect to such payments.

E.	If you should die during the period from the Retirement Date through the duration of the Severance Period, any remaining unpaid amounts owing to you pursuant to this letter agreement (less any state, federal, FICA and other applicable taxes required to be withheld) shall be paid in accordance with the terms hereof to your surviving spouse or, if no surviving spouse, to your estate in the manner designated by your surviving spouse, if applicable, or the executor(s) of your estate.

You acknowledge that you are solely responsible for all federal, state and local taxes, if any, other than any employer share of FICA, Medicare, unemployment or disability contributions, that a government agency may determine is due to it, and that may be ultimately required by law to be paid with respect to the severance and other benefits provided for by this letter agreement. You agree to indemnify and hold harmless the Company and the other Releasees (as defined below) from any and all taxes and related penalties, should the taxability of such severance and other benefits be challenged by any government tax authority.

4.	Vacation Pay. You understand and agree that your vacation accrual will cease as of the Retirement Date. The Company shall pay you on the Initial Severance Payment Date for any unused vacation pay for 2022 earned and accrued from January 1, 2022 through the Retirement Date (less any state, federal, FICA and other applicable taxes required to be withheld) in accordance with the Company’s existing paid time off policies and practices and applicable law.

Erich A. Fritz

June 16, 2022

5.	No Admission of Liability. You understand and agree that the severance and other benefits to be provided to you pursuant to the terms of this letter agreement are not and shall not be construed or represented to be an admission of liability of any kind by the Company.

6.	Termination of Certain Other Benefits.

A.	Life Insurance. You understand and agree that your participation in any life insurance plan maintained by the Company will automatically terminate on the Retirement Date. Subject to the terms and conditions of the Company’s life insurance plan and applicable law, you may convert your life insurance to an individual policy by notifying the life insurance carrier not later than thirty-one (31) days after your life insurance ends.

B.	Accidental Death and Dismemberment Insurance. You understand and agree that your participation in the Company’s accidental death and dismemberment insurance plan will automatically terminate on the Retirement Date. The accidental death and dismemberment insurance policy does not include a conversion option.

C.	Short-Term and Long-Term Disability Insurance. You understand and agree that your participation in the Company’s short-term and long-term disability plans automatically terminates on the Retirement Date. The short-term and long-term disability insurance plans do not include a conversion option.

D.	Other Benefits. You understand and agree that, except as otherwise stated herein, all other benefits that you may currently receive, including, without limitation, your automobile allowance and company paid cell phone or cell phone allowance, if any, will also terminate on the Retirement Date.

E.	401(k) Defined Contribution Plan. The Company will separately forward to you a letter with further details regarding your options with respect to the Company’s 401(k) plan following your retirement from the Company.

7.	General Release and Waiver. In exchange for the severance and other benefits described in paragraph 3 above, and for other good and valuable consideration, you, on behalf of yourself and your family, heirs, executors, successors and assigns, hereby irrevocably and unconditionally release and forever discharge the Company and its past, present and future affiliates, parents, subsidiaries and divisions and the Company’s and each of the foregoing person’s or entity’s respective shareholders, directors, officers, employees, agents, attorneys, employee benefit plans (and the administrators and fiduciaries thereof) and representatives (collectively with the Company, the “Releasees”), and agree to hold the Releasees harmless from and against, and hereby waive, any and all claims, causes of action, charges or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist, or arise, from the beginning of time to the date on which you sign this letter agreement. This release includes, without limitation, all claims, causes of action, charges or demands arising from or relating to your employment with, or retirement from employment with, the Company or otherwise, other than claims that the law does not permit you to waive by signing this letter agreement.

Erich A. Fritz

June 16, 2022

Without limiting the generality of the foregoing, this release includes a release of any rights or claims you may have under any and all federal, state or local statutes, including, without limitation, the following:

A.	Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991, as amended;

B.	the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973, as amended;

C.	the Family and Medical Leave Act of 1993, as amended;

D.	Section 1981 of the Civil Rights Act of 1866, as amended;

E.	Section 1985(3) of the Civil Rights Act of 1871, as amended;

F.	the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act of 1990, as amended (the “ADEA”);

G.	the Occupational Safety and Health Act, as amended;

H.	the Equal Pay Act, as amended;

I.	the Employee Retirement Income Security Act of 1974, as amended;

J.	the New Jersey Conscientious Employee Protection Act, as amended;

K.	any and all other federal, state or local laws, regulations or common law against discrimination, including but not limited to the New Jersey Law Against Discrimination and all other laws and regulations of the State of New Jersey and the New Jersey Department of Labor and Workforce Development; and

L.	any and all other federal, state, or local laws, regulations or common law relating to employment, wages, hours, health and safety, or any other terms and conditions of employment.

This release also includes a release by you of any claims for wrongful discharge, breach of contract, torts or any other claim in any way related to your employment with or retirement from the Company, including, without limitation, any claim under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between the Company and yourself, and including any claims for any damages, including, without limitation, wages, monetary or equitable relief, damages of any nature, including costs and attorneys’ fees. You acknowledge and agree that it is the intention of the parties that the language relating to the description of claims in this paragraph 7 shall be given the broadest possible interpretation permitted by law.

Notwithstanding the above, nothing in this release shall be construed to waive (i) your rights to the payments and benefits expressly provided for in this letter agreement; (ii) any claims you may have to the payment of vested benefits under the terms of the Company’s retirement and benefit plans and your individual Equity Award Agreements; or (iii) any rights to reimbursement or indemnification you may have in your capacity as an officer or employee of the Company under the governing documents of the Company, any insurance policy or applicable law for any of your acts (or failures to act) made in good faith while you were employed by the Company.

Erich A. Fritz

June 16, 2022

8.	Workers Compensation. You represent that no incident has occurred that could form the basis for any claim by you against the Company or any other Releasee under the worker’s compensation laws of any jurisdiction.

9.	No Complaints, Claims or Actions. You represent that you have not filed any complaints, claims or actions against the Company or any other Releasee with any federal, state or local agency or court.

10.	No Assignment or Reservation of Claims. You hereby represent that you have not assigned or transferred to any person or entity all or any portion of any claim against the Company or any other Releasee, and you do not reserve any claim against the Company or any other Releasee from the effect of this letter agreement.

11.	Restrictive Covenants.

A.	Non-Disturbance; Non-Disparagement. You understand and agree that you shall not perform any act that is intended, or may reasonably be expected to, disrupt, damage, impair, or interfere with the business, reputation, prospects or operations of the Company or any other Releasee, or their respective relationships with their respective employees, customers, vendors, agents or representatives. You further agree that you shall not issue or make or cause to be issued or made any communication, written or oral, that disparages, criticizes or otherwise reflects adversely upon, or encourages any adverse action against, the Company or any of the other Releasees, except as required by law. Notwithstanding the foregoing, nothing in this letter agreement shall prohibit you from providing truthful testimony or information in connection with any governmental proceeding, including but not limited to any investigation by the Equal Employment Opportunity Commission or similar state or local agency, or making truthful disclosures that are protected under the whistleblower provisions of any applicable federal or state law or regulation or made in response to a lawful subpoena or other legal process.

B.	Confidentiality. You acknowledge and agree the confidentiality and non-use agreements set forth in Section 11 of the Employment Agreement shall remain in full force and effect in accordance with their terms, and reaffirm that you shall comply with such agreements. Notwithstanding the foregoing, nothing in this letter agreement or the Employment Agreement shall prohibit you from making any disclosure that is required by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power, or in connection with reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation. Further, notwithstanding anything to the contrary herein, in accordance with the Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Erich A. Fritz

June 16, 2022

C.	Non-Competition. You agree that from the Retirement Date through the duration of the Severance Period, you shall not, directly or indirectly, be employed or otherwise engaged to provide services to any food manufacturer operating in the United States of America that is directly competitive with any significant activities conducted by the Company whose principal business operations are in the United States of America.

D.	Non-Solicitation. You understand and agree that the Company has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Company. You shall not directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company from the Retirement Date through the duration of the Severance Period.

12.	Breach of Agreement. You understand and agree that the general release and waiver set forth in paragraph 7 and the restrictive covenants set forth in paragraph 11 of this letter agreement are essential consideration for this letter agreement and an award of damages may be made for violation thereof. Any such award shall not affect the enforceability of the general release of all claims made by you or such restrictive covenants. Consistent with and without limiting the foregoing, you acknowledge and agree that your severance and other benefits shall be subject to forfeiture and repayment to the Company if you violate paragraphs 7, 11 or 14 or any of the other terms of this letter agreement, or any other surviving obligation owed to the Company, without prejudice to any additional relief that may be available to the Company and without effecting the validity and enforceability of the general release of all claims made by you. Notwithstanding the foregoing sentence, your severance and other benefits shall not be subject to forfeiture solely due to a challenge to the validity of the release contained in this letter agreement pursuant to the ADEA. In addition, in the event of a breach or threatened breach by you of any of the provisions of this letter agreement, you hereby consent and agree that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

13.	Attorneys’ Fees. Should the Company be the prevailing party in an action to enforce any of the terms of this letter agreement or the post-termination obligations set forth herein, to the extent authorized by law, you shall be responsible for payment of all reasonable attorneys’ fees and costs that the Company or any other Releasee incurs in the course of enforcing the terms of the letter agreement.

14.	Covenant Not to Sue. You agree that you will not file any complaint, claim or action asserting any claim waived in paragraph 7 of this letter agreement, and that if you breach this promise, and the action is found to be barred in whole or in part by this letter agreement, you shall be liable for all costs, including attorneys’ fees, incurred by the Company or any other Releasee in defending the claim, and shall assign to the Company and any such other Releasee your right and interest to collect any monetary damages awarded to you. Notwithstanding the foregoing, nothing in this paragraph precludes you from challenging the validity of the release above under the requirements of the ADEA, and you shall not be responsible for reimbursing the attorneys’ fees and costs of the Releasees in connection with such a challenge to the validity of the release. However, you acknowledge that the release contained in this letter agreement applies to all claims you have under the ADEA, and that, unless the release is held to be invalid, all of your claims under the ADEA shall be extinguished. Further, nothing in this letter agreement shall preclude or prevent you from filing a charge with, participating in an investigation by or proceeding before, or providing truthful information to the United States Equal Employment Opportunity Commission or a similar state or local agency, but you acknowledge and agree that you shall not be entitled to or accept any relief obtained on your behalf in any proceeding by any government agency, private party, class, or otherwise with respect to any claims covered by the above release.

Erich A. Fritz

June 16, 2022

15.	Return of Company Property. You agree to promptly return to the Company any and all Company documents, materials, records, equipment and other property issued to you or otherwise in your possession or control and to otherwise comply with Section 11(d)(iii) of the Employment Agreement, and acknowledge that such return is a condition for receipt of the severance and other benefits. In addition, you agree to promptly reconcile any outstanding expense accounts.

16.	Duty to Notify. In the event you receive a request or demand, orally, in writing, electronically, or otherwise, for the disclosure or production of confidential and/or proprietary information which you created or acquired in the course of your employment, unless prohibited by law or regulation, you must notify immediately the Company’s General Counsel, by calling the General Counsel at the following phone number: [Redacted]. Regardless of whether you are successful in reaching the General Counsel by telephone, unless prohibited by law or regulation, you also must notify the General Counsel immediately in writing, via certified mail, at the following address: B&G Foods, Inc., Four Gatehall Drive, Parsippany, NJ 07054, Attn: General Counsel. A copy of the request or demand shall be included with the written notification. You shall wait a minimum of ten (10) days (or the maximum time permitted by such legal process, if less) after sending the letter before making a disclosure or production to give the Company time to seek to prohibit and/or restrict the production and/or disclosure and/or to obtain a protective order with regard thereto.

17.	References. You agree that you will direct any and all prospective employers seeking a reference to contact only persons employed in the Company’s Human Resources Department. The Human Resources Department shall provide a neutral reference only (dates of employment and title of last position held with the Company).

18.	Cooperation. You agree that, at all times subsequent to the Retirement Date, you shall reasonably cooperate, in a timely and good faith manner, with all reasonable requests for assistance made by the Company, relating directly or indirectly to all investigations, legal claims or any regulatory matter with respect to any matter which occurred during the course of your employment with the Company, with which you were involved prior to the termination of your employment, or with which you became aware of during the course of your employment. Upon the submission of proper documentation, the Company will reimburse you for all reasonable expenses (other than your attorney’s fees, if any) you incur as a result of such requests for assistance, if any.

19.	Governing Law. This letter agreement and any claim, controversy or dispute arising under or related to this letter agreement, the relationship of the parties or the interpretation and enforcement of the rights and duties of the parties to this letter agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without reference to the conflicts of laws principles thereof. You and the Company hereby submit to the jurisdiction of the federal and state courts in the State of New Jersey with respect to and disputes arising under or relating to this letter agreement, and you irrevocably waive any objection that you may now or hereafter have based on personal jurisdiction or to the laying of venue of any such action in the aforementioned courts, including without limitation any objection based on the grounds of forum non conveniens.

Erich A. Fritz

June 16, 2022

20.	Entire Agreement. This letter agreement shall constitute the sole and exclusive understanding between the Company and you concerning the subject matter of this letter agreement, and expressly supersedes any and all prior agreements or understandings, written or oral, concerning the subject matter hereof, provided that you acknowledge and agree that any provision of the Employment Agreement that by its terms survives the termination of your employment shall continue in effect in accordance with its terms. The parties acknowledge that this letter agreement is intended to embody a complete and final resolution of the employer-employee relationship. You further acknowledge and agree that the payments and benefits described in this letter agreement are all that you are entitled to receive from the Company (other than the vesting and/or payment of any shares of the Company’s common stock that you may earn pursuant to and subject to the terms and conditions of your Equity Award Agreements), and that the Company shall have no liability or obligation to you in excess of such amounts (other than the vesting and/or payment of any shares of the Company’s common stock that you may earn pursuant to and subject to the terms and conditions of your Equity Award Agreements).

21.	Severability. In the event that one or more of the provisions of this letter agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this letter agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein. The parties further agree that in the event that any court determines that any provision this letter agreement is invalid, illegal or unenforceable unless modified, such court is expressly authorized to modify any such unenforceable provision of this letter agreement in lieu of severing such unenforceable provision from this letter agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this letter agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The Parties expressly agree that this letter agreement as so modified by the court shall be binding upon and enforceable against each of them.

22.	No Amendments. This letter agreement may not be amended, supplemented or otherwise modified, except as mutually agreed in writing by B&G Foods and you.

23.	Successors and Assigns. The Company may freely assign this letter agreement at any time. This letter agreement shall inure to the benefit of the Company and its successors and assigns. You may not assign this letter agreement or any part hereof. Any purported assignment by you shall be null and void from the initial date of purported assignment.

24.	Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed effective upon receipt if mailed by overnight courier or by certified or registered mail, postage prepaid, return receipt requested, to the parties at the addresses set forth below, or at such other addresses as the parties may designate by like written notice. A copy of all such notices, requests, demands and other communications shall also be sent by email to the parties at the email addresses set forth below, or at such other email addresses as the parties may designate pursuant to this paragraph.

Erich A. Fritz

June 16, 2022

If to the Company: B&G Foods, Inc. Four Gatehall Drive Parsippany, NJ 07054 Attn: General Counsel corporatesecretary@bgfoods.com	If to you: Erich A. Fritz [Address Redacted]
With a copy to the following attorney or other attorney designated in writing by you:
Richard B. Friedman, Esq. Richard Friedman PLLC 200 Park Avenue, Suite 1700 New York, NY 10166 rfriedman@richardfriedmanlaw.com

25.	Adequate Review. You are hereby advised to consult with an attorney before signing this letter agreement. You acknowledge that you have read and fully understand the terms and conditions of this letter agreement. You further acknowledge that you have entered into this letter agreement voluntarily and not as the result of coercion, duress or undue influence. Additionally, you acknowledge that you have been afforded a period of at least twenty-one (21) days to consider this letter agreement. Modifications to this letter agreement, whether material or non-material, do not restart the aforementioned period.

26.	Revocation. You understand that you will have seven (7) days from the date you sign this letter agreement to revoke it by notifying the Company’s Human Resources Department of your decision. This letter agreement shall not become effective or enforceable until the revocation period has expired (the “Effective Date”). No revocation of this letter agreement by you shall be effective unless the Company has received written notice of any revocation prior to the Effective Date.

[Signature Page Follows]

Erich A. Fritz

June 16, 2022

If you agree with the foregoing, please so indicate by signing in the space designated below.

We wish you the best in your retirement.

Sincerely,

/s/ Eric H. Hart
Eric H. Hart
Executive Vice President of Human Resources and Chief Human Resources Officer

Agreed to and accepted:

/s/ Erich A. Fritz
Erich A. Fritz

Date: June 16, 2022